Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Tree.com, Inc.
Charlotte, North Carolina

        We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-152700 Form S-1 on Form S-3 of our report dual dated April 16, 2012 and April 1, 2013 as to Note 17, relating to the consolidated financial statements and financial statement schedule of Tree.com, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of discontinued operations and a change in reportable segments) appearing in the Annual Report on Form 10-K of Tree.com, Inc. and subsidiaries for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
April 5, 2013